UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 31, 2007

(Date of Report - Date of earliest event reported on)

Vermont	000-16435	03-0284070
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Derby Road, Derby, Vermont	05829
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number: (802) 334-7915

Not Applicable

(Former name, former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17CFR 203.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01  Completion of Acquisition or Disposition of Assets

Community Bancorp. (the “Company”), parent company of Community National Bank, Derby, Vermont (“Community National”) completed its acquisition of LyndonBank, a Vermont-chartered bank headquartered in Lyndonville, Vermont, as of the close of business on December 31, 2007.  In accordance with the terms of an Agreement and Plan of Merger by and among the Company, Community National and LyndonBank dated as of August 1, 2007 (the “Merger Agreement”), LyndonBank was merged with and into Community National, with Community National as the surviving bank.  As of September 30, 2007, LyndonBank reported total assets of approximately $156.6 million, while the Company reported total consolidated assets of approximately $350.8 million as of such date.

In connection with the merger, LyndonBank shareholders are entitled to receive $25.25 in cash for each of LyndonBank’s approximately 1,058,132 shares of common stock outstanding immediately prior to completion of the merger, resulting in total merger consideration of approximately $26.7 million in cash.  No debt or equity securities of the Company or Community National were issued to LyndonBank shareholders in connection with the merger.

The Company financed the acquisition of LyndonBank in part through the issuance on October 31, 2007 of $12.5 million in trust preferred securities and the issuance on December 27, 2007 of $2.5 million in Series A Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock in a private placement.  Additional information regarding the issuance of trust preferred securities is contained in the Company’s Current Report on Form 8-K, as amended on Form 8-K/A, filed with the Commission on November 2, 2007.  Additional information regarding the issuance of the Series A Non-Cumulative Preferred Stock is contained in the Company’s Current Report on Form 8-K, filed with the Commission on December 31, 2007.

Immediately following completion of the merger, Community National sold to the National Bank of Middlebury, Middlebury, Vermont (“Middlebury”) the Vergennes, Vermont branch of LyndonBank.  Under the terms of a Purchase and Assumption Agreement between Middlebury and Community National dated as of December 4, 2007, Middlebury assumed all of the deposits booked at the branch and purchased certain branch loans and fixed assets, including the real estate.  As of December 28, 2007, there were approximately $8.9 million in deposits booked at the Vergennes branch.  Additional information regarding the branch sale is contained in the Company’s Current Report on Form 8-K, filed with the Commission on December 10, 2007.

Additional information about the merger and about the appointment of Charles W. Bucknam to the Boards of Directors of the Company and Community National (described in Item 5.02 of this Report, below) is contained in the Company’s Press Release dated January 2, 2008, filed as Exhibit 99.1 to this Report.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

In connection with the merger, Charles W. Bucknam, Jr. has been appointed to the Boards of Directors of the Company and Community National.  He fills a vacancy created by the death last September of director Michael H. Dunn, bringing the total number of directors on each of the Company’s and Bank’s boards back up to 12.

Mr. Bucknam, age 64, served as the President and Chief Executive Officer of LyndonBank prior to the merger, having first been appointed to the position in November, 1993.  Mr. Bucknam also served on the LyndonBank Board of Directors.  In his capacity as President and CEO of LyndonBank, Mr. Bucknam was a party to a Change in Control Agreement with LyndonBank, pursuant to which he is entitled to receive a cash payment of $491,959.00 in connection with consummation of the merger.

Item 9.01  Financial Statements and Exhibits

    (a)  Financial Statements of Businesses Acquired
        The financial statements required by this item will be filed by amendment to this Report no later than 71 days after the date on which this Report is required to be filed.

    (b) Pro Forma Financial Information
        The pro forma financial information required by this item will be filed by amendment to this Report no later than 71 days after the date on which this Report is required to be filed.

    (d)  Exhibits
        The following exhibits are filed as part of this Report:

2.1 Agreement and Plan of Merger by and among Community Bancorp., Community National Bank and LyndonBank, dated as of August 1, 2007 (incorporated by reference from Community Bancorp.’s current report on Form 8-K filed with the Commission on August 2, 2007)

99.1 Press Release dated January 2, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMUNITY BANCORP.
DATED: January 2, 2008	/s/ Stephen P. Marsh
Stephen P. Marsh,
President & Chief Executive Officer